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                                                                    EXHIBIT 11.2

                            STERLING SOFTWARE, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                        NINE MONTHS ENDED JUNE 30, 1996
                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
                                  (UNAUDITED)

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                                                     FULLY
                                           PRIMARY  DILUTED
                                           -------  -------
Earnings:
 Earnings applicable to common
  stockholders..........................  $202,719  $202,719
 Add:  Interest expense on amounts
  outstanding for the 5 3/4% Convertible
  Subordinated Debentures (net of
   applicable income taxes).............               1,685
                                          --------  --------
                                          $202,719  $204,404
                                          ========  ========

Shares:
 Weighted average of shares outstanding.    30,598    30,598
 Add common shares issued on assumed
  exercise of options and warrants......     6,191     6,222
 Less common shares assumed repurchased.    (4,308)   (3,565)
                                          --------  --------
                                            32,481    33,255
                                          ========
Common shares issued on assumed
 conversion of 5 3/4% Convertible
 Subordinated Debentures................               1,998
                                                    --------
                                                      35,253
                                                    ========
Earnings per common share:
 Primary................................     $6.24
                                          ========
 Fully diluted..........................               $5.80
                                                    ========

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